                                  SCHEDULE 14C
                                 (Rule 14c-101)
                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934
                               (Amendment No.  )



Check the appropriate box:

[ ]   Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X]   Definitive Information Statement


      CitiStreet Funds, Inc.
      --------------------------------------------------
      (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[x]   No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

      1)    Title of each class of securities to which transaction applies:


      2)    Aggregate number of securities to which transaction applies:


      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


      4)    Proposed maximum aggregate value of transaction:

      5)    Total fee paid:



[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)    Amount Previously Paid:


    2)    Form, Schedule or Registration Statement No.:


    3)    Filing Party:


    4)    Date Filed:

                             CITISTREET FUNDS, INC.

                       NOTICE OF NEW SUBADVISORY AGREEMENT
                   FOR THE CITISTREET SMALL COMPANY STOCK FUND


      CitiStreet Funds, Inc. is notifying you of a new subadvisory agreement for the CitiStreet Small Company Stock Fund (the "Fund").

      The business of SG Cowen Asset Management, Inc. ("SG Cowen"), one of the three subadvisers for the Fund, was recently transferred to an affiliated investment adviser, TCW Investment Management Company ("TCW"). In accordance with the federal securities laws, the Fund's subadvisory agreement with SG Cowen automatically terminated at the time of the transfer. Therefore, the CitiStreet Funds Board of Directors approved a substantially similar subadvisory agreement with TCW. Fees do not change under the new agreement. In addition, the subadviser's duties and obligations do not change under the new agreement.

      WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Under an order obtained from the Securities and Exchange Commission ("SEC"), the CitiStreet Funds Board of Directors is permitted to adopt, without shareholder approval, new subadvisory agreements with advisers who are not affiliated with CitiStreet Funds Management LLC (the "Manager"). Because TCW is not affiliated with the Manager, shareholders do not need to vote on the new subadvisory agreement. Instead, in accordance with our SEC order, we are providing you with this notice, which gives you the same information you would have received if we had asked you to vote on the agreement. We began distributing this notice on approximately February 28, 2002. As you can see, we have included this notice with the CitiStreet Funds Annual Report dated December 31, 2001.

      The following pages contain additional information about SG Cowen, TCW and the new subadvisory agreement. If you have any questions, please call us at 1-800-242-7884 or write to CitiStreet Funds at Two Tower Center, P.O. Box 1063, East Brunswick, New Jersey 08816-1063.

      SG COWEN'S BUSINESS IS TRANSFERRED TO TCW

      SG Cowen is an indirect wholly-owned subsidiary of Societe Generale Asset Management, S.A. ("SG Asset Management"), which in turn is a wholly-owned subsidiary of Societe Generale, S.A. ("SG"), an international commercial and investment bank headquartered in France. SG Cowen has been a subadviser of the Fund since 1997.

      On July 6, 2001, SG Asset Management acquired a 51% interest in The TCW Group, Inc., which will increase to a 70% interest over five years. TCW is a wholly-owned subsidiary of The TCW Group, Inc. As a result of that acquisition, SG Cowen and TCW became affiliated.

      SG, SG Asset Management and TCW determined to transfer the asset management activities of SG Cowen to TCW. This transfer was effective December 14, 2001. William Church, who has served as portfolio manager for the Fund since 1997, became an employee of TCW and continues to serve as the Fund's portfolio manager.

      ADDITIONAL INFORMATION ABOUT TCW

      TCW and its affiliates, including Trust Company of the West, provide a variety of trust, investment management and investment advisory services. As of December 31, 2001, TCW and its affiliates had approximately $85 billion under management or committed for management in various fiduciary and advisory capacities.

      TCW currently serves as investment adviser to registered investment companies with a wide variety of investment objectives. Appendix A to this notice provides information about the registered investment companies advised by TCW with a similar investment objective as TCW uses for the Fund.

      TCW is a wholly-owned subsidiary of The TCW Group, Inc., which is a majority-owned subsidiary of Societe Generale Asset Management, S.A. ("SG Asset Management"), which in turn is a wholly-owned subsidiary of Societe Generale, S.A. ("SG"). TCW is located at 865 South Figueroa Street, Suite 1800, Los Angeles, California 90017. SG and SG Asset Management are located at Tour S.G. 17 cours Valmy, PARIS La Defense CEDEX, 92972.

      The current directors of TCW are Thomas E. Larkin, Jr., Marc I. Stern, Chairman, and Alvin R. Albe, Jr., President of TCW. Mr. Larkin, 62, is Vice Chairman of The TCW Group, Inc., TCW, and Trust Company of the West. Mr. Stern, 57, is Chairman of TCW, President and Director of The TCW Group, Inc. and Vice Chairman of Trust Company of the West. Mr. Albe, 48, is Executive Vice President and Director of Trust Company of the West, President and Director of TCW, and Executive Vice President of The TCW Group, Inc. The business address of Messrs. Albe, Larkin and Stern is 865 South Figueroa Street, Suite 1800, Los Angeles, California 90017.

      APPROVAL OF NEW SUBADVISORY AGREEMENT WITH TCW

      As noted above, under the federal securities laws, when SG Cowen's asset management activities were transferred to TCW, the Fund's subadvisory agreement with SG Cowen automatically terminated. Since the Fund wanted to retain the services of the persons being transferred from SG Cowen to TCW, a new subadvisory agreement with TCW was required.

      On November 7, 2001, the CitiStreet Funds Board of Directors, including its independent directors, unanimously approved a new subadvisory agreement with TCW. The Board determined that the agreement was in the best interests of investors in the Fund. In making that determination, the Board considered a variety of factors, including those discussed below.

      First, the new subadvisory agreement with TCW is virtually identical to the old subadvisory agreement with SG Cowen. The only differences are the names of the subadviser and the date of the agreement. Otherwise, the terms of the two agreements are the same, including the subadvisory fee the Fund pays to the subadviser.

      Second, TCW will provide the Fund with the same services SG Cowen provided before the transfer. As noted, the same portfolio manager continues in that role for TCW. Other aspects of SG Cowen's services to the Fund, including the subadviser's use of soft dollar credits received on brokerage transactions, was not expected to change.

      Third, entering into the new agreement with TCW permits the Fund and the Manager to continue the strategy of allocating the Fund's assets among three subadvisers, each of which employs a different investment approach.

      ADDITIONAL INFORMATION ABOUT THE SUBADVISORY AGREEMENT

      As we have explained, the new subadvisory agreement is the same as the old subadvisory agreement except for the identity of the subadviser and the date. We summarize below the key terms of the agreement. We have also included the complete text of the new agreement as Appendix B to this notice.

      TCW's responsibilities under the agreement include:

      - managing the Fund's investment operations in accord with the Fund's investment objectives and policies;

      - consulting with the Manager to set investment to set investment strategies;

      -     supervising new investments;

      -     placing orders to purchase and sell investments;

      -     maintaining books and records on portfolio transactions;

      -     providing transactional information to the Fund's custodian; and

      -     providing records and other information to the Manager as necessary.

      The subadvisory agreement also sets TCW's liability for any losses by the Fund or the Manager, and the obligations of the Manager toward TCW. The agreement permits TCW and its directors, officers and employees to engage in other business and management.

      The subadvisory agreement may be amended by mutual consent. It may continue for more than two years only if it is annually reapproved by the CitiStreet Funds Board of Directors. The Manager, TCW or the Board of Directors may terminate the agreement on not less than 30 and not more than 60 days notice.

      The subadvisory agreement provides that the Fund will pay TCW a fee based on the following annual rates (which are the same rates the Fund paid to SG Cowen): 0.50% of the average daily assets up to and including $50 million, plus 0.45% of the average daily net assets over $50 million and up to and including $100 million, plus 0.40% of the average daily net assets over $100 million. During 2001, the Fund paid SG Cowen $502,703 in subadvisory fees.

      The subadvisory agreement with SG Cowen was initially approved by the CitiStreet Funds Board of Directors on February 8, 2000 and most recently re-approved by the Board on May 9, 2001. That subadvisory agreement was described in an April 2000 notice to shareholders. Shareholder approval was not required under the SEC order.

      CitiStreet Funds Management LLC serves as overall investment manager for the Fund and oversees the activities of the subadvisers. CitiStreet Equities LLC serves as the Fund's principal underwriter. Both entities are located at Two Tower Center, East Brunswick, New Jersey 08816.

      In 2001, the fund paid brokerage commissions to one broker affiliated with the Fund, the Manager or its subadvisers. The Fund paid commissions of $187,418 (36% of total Fund commissions) to State Street Capital Markets, an affiliate of the Manager and one of the Fund's other subadvisers.

                                   APPENDIX A

                          SIMILAR FUNDS ADVISED BY TCW


      The following chart provides information about all other funds advised by TCW that have an investment objective similar to the objective of the CitiStreet Small Company Stock Fund.

                                                                         Net Assets
               Fund Name                                              (as of 12/31/2001)                Fee Rate
               ---------                                              ------------------                --------

         TCW Galileo                                                    $268.9 million                  1.00%*
         Small Cap Growth

         TCW Galileo                                                     $11.2 million                  1.00%*
         Small Cap Value

         The Glenmeade Fund, Inc. Small Capitalization                   $54.0 million                  0.60%**
         Growth Portfolio

         MSDW Small Cap Growth Fund                                     $407.4 million        0.40% of assets up to $1.5
                                                                                              billion; 0.38% thereafter**

         Allmerica Investment Trust - Select Strategic                   $35.1 million        0.85% of assets up to $100
         Growth Fund                                                                                   million;
                                                                                                  0.75% thereafter**

         Vantage Point Aggressive Opportunities Fund                    $117.5 million                  0.63%**



* For these funds, TCW has agreed to reduce its fee to the extent necessary to limit ordinary operating expenses so that they do not exceed the trailing monthly expense ratio for comparable funds as calculated by Lipper, Inc.

**   TCW serves as a subadviser for these funds.

                                   APPENDIX B

                        INVESTMENT SUBADVISORY AGREEMENT

      Agreement made as of this 14th day of December, 2001, among CitiStreet Funds, Inc., a Maryland corporation (the "Series Fund"), CitiStreet Funds Management LLC, a New Jersey limited liability company (the "Manager"), and TCW Investment Management Company, a California corporation (the "Subadviser").

      WHEREAS, CitiStreet Funds Management LLC has entered into a management agreement (the "Management Agreement") with the Series Fund, a diversified open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act"), pursuant to which CitiStreet Funds Management LLC will act as Manager of the Series Fund.

      WHEREAS, the Series Fund is currently divided into four separate series or Funds, each of which is established pursuant to a resolution of the Board of Directors of the Series Fund, and the Series Fund may in the future add additional Funds; and

      WHEREAS, the Manager has the responsibility of evaluating, recommending, and supervising investment advisers to each Fund and, in connection therewith, desires to retain the Subadviser to provide investment advisory services to the CitiStreet Small Company Stock Fund (the "Fund"), the Series Fund has the responsibility of compensating the investment advisers to each Fund and desires to retain the Subadviser to provide investment advisory services to the Fund, and the Subadviser is willing to render such investment advisory services.

      NOW, THEREFORE, the parties agree as follows:

1. (a) Subject to the supervision of the Manager and of the Board of Directors of the Series Fund, the Subadviser shall manage the investment operations of the assets of the Fund allocated by the Manager to the Subadviser (such assets referred to as the "Allocated Assets"), including the purchase, retention and disposition of portfolio investments, in accordance with the Fund's investment objectives, policies and restrictions as stated in the Prospectus of the Fund (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus") and subject to the following understandings:

      (i) The Subadviser shall consult periodically with the Manager and they shall agree upon the current investment strategy for the Allocated Assets in the light of anticipated cash flows.

      (ii) The Subadviser shall provide supervision of the Allocated Assets' investments and determine from time to time what securities, options, futures contracts, and other investments included in the Allocated Assets will be purchased, retained, sold, or loaned by the Fund, and what portion of the Allocated Assets will be invested or held uninvested as cash.

      (iii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the Articles of Incorporation, By-Laws, and Prospectus of the Series Fund and with the instructions and directions of the Manager and of the Board of Directors of the Series Fund and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, and all other applicable federal and state laws and regulations.

      (iv) The Subadviser will place orders for the securities, options, futures contracts, and other investments to be purchased or sold as part of the Allocated Assets with or through such persons, brokers, dealers, or futures commission merchants (including but not limited to persons affiliated with the Manager or Subadviser) as the Subadviser may select in order to carry out the policy with respect to brokerage set forth in the Series Fund's Registration Statement and Prospectus or as the Board of Directors may direct from time to time. In providing the Fund with investment advice and management, the Subadviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider such factors as the price of the security, the rate of the commission, the size and difficulty of the order, the reliability, integrity, financial condition, general execution and operational capabilities of competing broker-dealers and futures commission merchants, and the brokerage and research services they provide to the Subadviser or the Fund. The parties agree that it is desirable for the Fund that the Subadviser have access to supplemental investment and market research and security and economic analysis that certain brokers or futures commission merchants are able to provide. The parties further agree that brokers and futures commission merchants that provide such research and analysis may execute brokerage transactions at a higher cost to the Fund than would result if orders to execute such transactions had been placed with other brokers on the sole basis of ability to obtain the most favorable price and efficient execution. Therefore, notwithstanding the second sentence of this paragraph 1(a)(iv), the Subadviser is authorized to place orders for the purchase and sale of securities, options, futures contracts, and other investments for the Fund with brokers or futures commission merchants who provide the Subadviser with such research and analysis, subject to review by the Manager and the Series Fund's Board of Directors from time to time with respect to the extent and continuation of this practice. The Series Fund and the Manager acknowledge that the services provided by such brokers or futures commission merchants may be useful to the Subadviser in connection with the Subadviser's services to other clients.

      When the Subadviser deems the purchase or sale of a security, option, futures contract, or other investment to be in the best interest of the Fund as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities, options, futures contracts, or other investments to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution and to allocate the shares purchased or sold among the Series Fund and the Subadviser's other clients on a fair and nondiscriminatory basis, in a manner consistent with the Subadviser's fiduciary obligations to the Fund and to such other clients.

      (v) The Subadviser shall maintain all books and records with respect to the portfolio transactions of the Allocated Assets required by subparagraphs
(b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and by Rule 17e-1(c)(2) under the 1940 Act and shall render to the Series Fund such periodic and special reports as its Board of Directors or the Manager may reasonably request.

      (vi) The Subadviser shall provide the Series Fund's custodian on each business day with information relating to all transactions concerning the Allocated Assets and shall provide the Manager with such information upon request of the Manager.

      (vii) The investment management services provided by the Subadviser hereunder are not exclusive, and the Subadviser shall be free to render similar services to others.

      (viii) Absent specific instructions to the contrary provided to it by the Manager, and subject to the Subadviser's receipt of all necessary voting materials, the Subadviser shall vote all proxies with respect to investments of the allocated assets in accordance with the Subadviser's proxy voting policy as most recently provided to the Manager.

      (b) Services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any directors, officers, or employees of the Subadviser or its affiliates.

      (c) The Subadviser shall keep the books and records with respect to the Allocated Assets required to be maintained by the Subadviser pursuant to paragraph 1(a)(v) hereof and shall timely furnish to the Manager or the Series Fund's custodian all information relating to the Subadviser's services hereunder needed to keep the other books and records of the Fund required by Rules 17e-1(c)(2) and 31a-1 under the 1940 Act. The Subadviser agrees that all records which it maintains for the Fund are the property of the Fund and the Subadviser will surrender promptly to the Fund any of such records upon the Fund's request, provided however that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rules 17e-1(c)(2) and 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a)(v) hereof.

      (d) The Subadviser agrees to maintain procedures adequate to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940 (the "Advisers Act"), and other applicable state and federal laws and regulations.

      (e) The Subadviser shall furnish to the Manager, upon the Manager's reasonable request, copies of all records prepared in connection with (I) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph 1(d) hereof.

      (f) The Subadviser agrees to provide upon reasonable request of the Manager or the Series Fund, information regarding the Subadviser, including but not limited to background information about the Subadviser and its personnel and performance data, for use in connection with efforts to promote the Series Fund and the sale of its shares.

      2. The Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Agreement and shall oversee and review the Subadviser's performance of its duties under this Agreement.

      3. The Series Fund shall pay the Subadviser, for the services provided and the expenses assumed pursuant to this Subadvisory Agreement, a fee at an annual rate of 0.50% of the average daily Net Allocated Assets up to and including $50 million, plus a fee at an annual rate of 0.45% of the average daily Net Allocated Assets over $50 million and up to and including $100 million, plus a fee at an annual rate of 0.40% of the average daily Net Allocated Assets over $100 million. The term "Net Allocated Assets" means the Allocated Assets less related liabilities as determined by the Manager or its designee. This fee will be computed daily and paid monthly.

      4. The Subadviser shall not be liable for any loss suffered by the Series Fund or the Manager as a result of any act or omission of the Subadviser in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement. The Series Fund shall indemnify the Subadviser and hold it harmless from all loss, cost, damage and expense, including reasonable expenses for legal counsel, incurred by the Subadviser resulting from actions from which it is relieved of responsibility by this paragraph. The Subadviser shall indemnify the Series Fund and the Manager and hold them harmless from all loss, cost, damage and expense, including reasonable expenses for legal counsel, incurred by the Series Fund and the Manager resulting from actions from which the Subadviser is not relieved of responsibility by this paragraph.

      5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board of Directors of the Series Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.

      6. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's directors, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual, or association.

      7. During the term of this Agreement, the Manager agrees to furnish the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Such materials may be furnished to the Subadviser hereunder by first class mail, overnight delivery service, facsimile transmission equipment, or hand delivery.

      8. This Agreement may be amended by mutual consent, but the consent of the Series Fund must be obtained in conformity with the requirements of the 1940 Act.

      9. Except as otherwise specifically provided in this Agreement, any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by certified or registered mail, return receipt requested and postage prepaid, (1) to the CitiStreet Funds, Inc. at Two Tower Center, East Brunswick, New Jersey 08816, Attention:
President; (2) to CitiStreet Funds Management LLC at Two Tower Center, East Brunswick, New Jersey 08816, Attention: Secretary; or (3) to TCW Investment Management Company, 865 S. Figueroa Street, Los Angeles, CA 90017, Attention:
President.

      10.   This Agreement shall be governed by the laws of the State of New
Jersey.

      11. This Agreement may be executed in two or more counterparts, which taken together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.